Exhibit 99.1

News
For Immediate Release

Memorial Production Partners LP Announces Second Quarter 2015 Results, Cash Distribution Update, Updated Hedges and Updated 2015 Guidance

HOUSTON, TEXAS, August 5, 2015—Memorial Production Partners LP (NASDAQ: MEMP) announced today its operating and financial results for the three and six months ended June 30, 2015. In addition, MEMP provided an update of its commodity hedge positions presented in the Hedge Summary table below along with updated 2015 guidance.

Key Highlights

•	Average daily production increased 10% to 247.8 MMcfe for the second quarter 2015, compared to 224.8 MMcfe for the second quarter 2014.

•	Revolver availability of approximately $642 million as of July 31, 2015.

•	Strong commodity hedge portfolio with 85% of current expected total production hedged in 2015, 84% in 2016, 70% in 2017, 64% in 2018 and 49% in 2019.

•	Mark-to-market hedge book value of approximately $609 million as of July 31, 2015. All of MEMP’s current hedges are costless, fixed price swaps and collars.

Distribution Update

As previously announced, the board of directors of MEMP’s general partner declared a cash distribution of $0.55 per unit for the second quarter of 2015, which is expected to be paid on August 12, 2015. With respect to future distributions, MEMP announced today that it will recommend to the board of directors of MEMP’s general partner a cash distribution of $0.30 per unit, or $1.20 per unit on an annualized basis, for the third quarter of 2015, which would be paid in November 2015. This distribution represents a $0.25 per unit, or 45%, reduction from MEMP’s second quarter distribution. The recommended distribution rate is based on current commodity and financial market conditions and is part of MEMP’s overall plan to increase its strategic flexibility, manage leverage and preserve cash flow.

“We made the very difficult decision to recommend a reduction in MEMP’s expected distribution for the third quarter 2015 to $1.20 per unit on an annualized basis,” said John Weinzierl,

Chairman and Chief Executive Officer of the general partner of MEMP. “Given the current outlook on commodity pricing, moving forward with a distribution re-set is consistent with our conservative management practices, helps secure sustainable distribution coverage, and positions the partnership for long-term success. We believe our diversified assets, sector-leading hedge book, and significant liquidity will allow MEMP to grow during this challenging environment.”

“Given the severe market volatility since the fourth quarter of last year, we believe a distribution cut will be the best way to balance long term coverage with near term leverage. The updated guidance announced today supports strong distribution coverage in the current market, while also reflecting meaningful cost reductions compared to fourth quarter 2014 run rates. We are confident in our ability to hit these targets,” said William J. (Bill) Scarff, President of the general partner of MEMP. “Additionally, based on development plans and capital expenditure assumptions comparable to our 2015 guidance, we expect to see strong coverage in 2016 and beyond at current commodity prices.”

Review of Second Quarter 2015(1)

•

Average daily production increased 10% to 247.8 MMcfe for the second quarter 2015, compared to 224.8 MMcfe for the second quarter 2014. The increase was primarily due to third party acquisitions and continued development drilling in East Texas. Second quarter 2015 production came in below expectations due to severe weather that impacted assets across Texas and the shut-in of off-set wells for hydraulic fracturing purposes in East Texas.

•

Crude oil, natural gas and NGLs sales, excluding commodity derivatives settlements, were $97.2 million in the second quarter of 2015, compared to $142.9 million in the second quarter of 2014. On an Mcfe basis, crude oil, natural gas and NGLs represented 27%, 55% and 18%, respectively, of sales volumes. On a revenue basis, crude oil, natural gas and NGLs sales represented 54%, 34% and 12%, respectively, of total oil and natural gas revenues.

•	Average realized prices, excluding commodity derivatives settlements:

Three Months Ended June 30,	2015	2014	% Increase/(Decrease)
Oil (per Bbl)	$52.09	$98.76	(47)
Natural gas (per Mcf)	2.69	4.70	(43)
NGL (per Bbl)	16.20	31.65	(49)

Total per (Mcfe)	$4.31	$6.98	(38)

•	Averaged realized prices, including commodity derivatives settlements, were $6.72 per Mcfe in the second quarter of 2015, compared to $6.60 per Mcfe in the second quarter of 2014.

•

Adjusted EBITDA(2) decreased to $82.9 million for the second quarter of 2015 from $84.5 million for the second quarter of 2014. The decrease was primarily due to lower realized NGL prices and severe weather conditions across MEMP’s East Texas and Permian properties.

•	Distributable cash flow(2) available to limited partners was $29.2 million for the second quarter of 2015, compared to $35.8 million for the second quarter of 2014.

•

Total lease operating expenses were $1.99 per Mcfe in the second quarter of 2015 compared to $1.35 per Mcfe in the second quarter of 2014. The increase was primarily due to the acquisition of oil properties with higher lifting costs. Second quarter lease operating expenses came in above expectations due to severe weather impacts, higher than anticipated fixed costs in the Permian Basin, non-operated costs in Wyoming, and prior period adjustments being recognized in the quarter.

•	Total gathering, processing and transportation fees were $0.40 per Mcfe in the second quarter of 2015 compared to $0.37 per Mcfe in the second quarter of 2014.

•

Production and ad valorem taxes were $0.27 per Mcfe in the second quarter of 2015 compared to $0.36 per Mcfe in the second quarter of 2014. The decrease was primarily due to lower realized commodity prices, partially offset by higher production tax rates on third party acquisitions.

•

General and administrative expenses (“G&A”) were $14.4 million for the second quarter of 2015 compared to $11.4 million for the second quarter of 2014. The $14.4 million included $2.6 million of non-cash unit-based compensation expense and $0.3 million of acquisition related costs. The increase was primarily due to third party acquisitions and increased general partnership expenses.

•

Losses of $61.4 million on commodity derivatives were recorded during the second quarter of 2015, which included $54.4 million of cash settlements received. This compared to total losses of $138.3 million recorded during the second quarter of 2014, which included $7.9 million of cash settlements paid. Total hedged production in the second quarter of 2015 was 19.4 Bcfe, or 86% of second quarter production of 22.5 Bcfe, at an average hedge price of $7.62 per Mcfe.

•

Net interest expense was $27.9 million during the second quarter of 2015 including $0.6 million of losses on interest rate swaps, $1.3 million of non-cash amortization of deferred financing fees and $0.6 million of accretion of senior notes discount.

•	Total capital expenditures for the second quarter of 2015 were $58.5 million. Total maintenance capital expenditures for the second quarter of 2015 were $26.5 million.

Hedging Summary

Consistent with its hedging policy, MEMP has entered into natural gas, crude oil and NGL derivatives contracts covering the period from 2015 through December 2019. MEMP’s hedging policy is designed to reduce the impact to cash flows from commodity price and interest rate volatility.

The following table reflects the volumes of MEMP’s expected production covered by commodity derivative contracts and the average fixed or floor prices at which that production is hedged. Targeted average net production estimate represents the mid-point of the annual production range in MEMP’s updated 2015 full year guidance.

Hedge Summary (1)
	Year Ending December 31,
	2015 (2)	2016	2017	2018	2019
Natural Gas Derivative Contracts:
Total weighted-average fixed/floor price	$4.13	$4.14	$4.06	$4.18	$4.31
% of expected 2015 production hedged	88%	85%	80%	73%	67%

Crude Oil Derivative Contracts:
Total weighted-average fixed/floor price	$91.14	$86.87	$84.70	$83.74	$85.52
% of expected 2015 production hedged	81%	82%	89%	92%	47%

Natural Gas Liquids Derivative Contracts:
Total weighted-average fixed/floor price	$42.35	$35.64	$37.55	—	—
% of expected 2015 production hedged	84%	86%	17%	—	—

Total Derivative Contracts:
Total weighted-average fixed/floor price	$7.46	$7.14	$7.52	$7.89	$6.84
% of expected 2015 production hedged	85%	84%	70%	64%	49%

(1)	Updated hedge schedule as of August 5, 2015
(2)	Represents July to December 2015

Additional information regarding MEMP’s hedging summary can be found on its website, www.memorialpp.com, under the Investor Relations section.

Financial Update

Total debt outstanding as of July 31, 2015, was $1.85 billion, including $653.0 million of debt outstanding under MEMP’s revolving credit facility and $1.20 billion of senior notes. The revolving credit facility had $642.2 million of availability (including $4.8 million in letters of credit), which management believes will provide ample financial flexibility to continue pursuing MEMP’s acquisition growth strategy.

As of June 30, 2015, MEMP was in compliance with the financial covenants under its revolving credit facility. These covenants include an interest coverage ratio of 2.5x and a current ratio of 1.0x.

Since MEMP’s last update on February 25, 2015 and pursuant to its previously announced common unit repurchase program, as of July 31, 2015, MEMP had repurchased approximately 1.6 million units for a total consideration of approximately $24.4 million. These repurchase amounts are not indicative of MEMP’s go-forward repurchasing plan, and any future repurchases will be at management’s discretion. The repurchase program does not obligate MEMP to repurchase any specific dollar amount or number of common units and may be discontinued at any time. As of July 31, 2015, MEMP had up to approximately $81.7 million of authorized repurchases remaining under its repurchase program.

Updated 2015 Guidance

The updated 2015 guidance included in this press release is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. MEMP’s updated 2015 guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. It reflects the impact of forecasted growth capital spending as well as the impact of the oil and natural gas producing properties acquired throughout the year. A summary of the guidance, assuming no additional acquisitions, is presented below:

	2015 FY Guidance (1)
	Low		High
Net Average Daily Production
Oil (MBbls/d)	10.9	-	11.5
NGL (MBbls/d)	8.0	-	8.3
Natural Gas (MMcf/d)	135	-	141
Total (MMcfe/d)	248	-	260

Commodity Price Differential / Realizations (Unhedged)
Crude Oil Differential ($ / Bbl)	$5.00	-	$5.75
NGL Realized Price (% of WTI NYMEX)	28%	-	32%
Natural Gas Realized Price (% of NYMEX to Henry Hub)	95%	-	99%

Gathering, Processing and Transportation Costs (2)
Crude Oil ($ / Bbl)	$0.22	-	$0.27
NGL ($ / Bbl)	$3.05	-	$3.20
Natural Gas ($ / Mcf)	$0.45	-	$0.55

Average Costs
Lease Operating ($ / Mcfe)	$1.65	-	$1.85
Taxes (% of Revenue) (3)	7.0%	-	7.5%
Cash General and Administrative ($ / Mcfe)	$0.45	-	$0.48

Total Capital Expenditures ($MM)	$205	-	$215

Midpoint Adjusted EBITDA ($MM)		$344
Midpoint Cash Interest Expense ($MM)		$108
Midpoint Maintenance Capital Expenditures ($MM)		$106
Midpoint Distributable Cash Flow ($MM)		$130

(1)	Guidance based on NYMEX strip pricing as of July 24, 2015; Average prices of $51.51/Bbl for crude oil and $2.82/Mcf for natural gas for 2015
(2)	Gathering, Processing and Transportation Costs were previously included in the Commodity Price Realizations (Unhedged) of guidance published on February 25, 2015
(3)	Includes production and ad valorem taxes

These estimates reflect management’s best judgment based on current expectations about the future and anticipated market conditions based upon both stated and unstated assumptions and other factors. Although management believes such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks that are beyond MEMP’s control. Actual conditions and assumptions may change over the course of the year.

Quarterly Report on Form 10-Q

MEMP’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which MEMP expects to file with the SEC on or before August 10, 2015.

Conference Call

MEMP will host an investor conference call today at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting MEMP’s website www.memorialpp.com and clicking on the webcast link or by dialing (844) 735-9435 at least 15 minutes before the call begins and providing the passcode 77684758. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MEMP’s website www.memorialpp.com or by dialing (855) 859-2056 and providing the passcode 77684758.

(1) In accordance with U.S. GAAP, material acquisitions from certain affiliates of MEMP, including Memorial Resource Development Corp., its predecessor, and certain funds controlled by Natural Gas Partners, are considered transactions between entities under common control; therefore, the comparison of results for the second quarter of 2015 and second quarter of 2014, along with the selected financial data below and the financial statements to be filed in MEMP’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, are presented as if MEMP had owned the assets for all periods presented on a combined basis.

(2) Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

About Memorial Production Partners LP

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “would,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances, but such assumptions may prove to be inaccurate. Such statements are also subject to a number of risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks and uncertainties relating to, among other things, the inherent uncertainty in the development and production of oil, natural gas and natural gas liquids and in estimating reserves; drilling activities; potential difficulties in the marketing of, and volatility in the prices for, oil, natural gas and natural gas liquids; potential failure or shortages of, or increased costs for, drilling and production equipment and supply materials for production; acquisitions, including MEMP’s ability to close pending acquisitions and to integrate acquired properties; and MEMP’s financial performance and results and the availability of sufficient cash flow to pay distributions and execute MEMP’s business plan. Please read MEMP’s filings with the Securities and Exchange Commission (“SEC”), including “Risk Factors” in MEMP’s Annual Report on Form 10-K and if applicable, MEMP’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by these cautionary statements. Except as required by law, MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative contracts; cash settlements received on commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts; cash settlements paid on commodity derivative instruments; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest, support MEMP’s indebtedness and make distributions on its units; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP is generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Selected Operating and Financial Data (Tables)

Memorial Production Partners LP

Selected Financial Data – Unaudited

Statement of Operations Data

(In thousands, except per unit data)

	Three Months Ended June 30		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Oil & natural gas sales	$97,221	$142,870	$189,170	$258,847
Pipeline tariff income and other	917	1,338	1,786	2,246

Total revenues	98,138	144,208	190,956	261,093

Costs and expenses:
Lease operating	44,888	27,528	85,366	57,648
Gathering, processing, and transportation	9,048	7,591	17,268	13,154
Pipeline operating	500	676	946	1,165
Exploration	32	204	122	210
Production and ad valorem taxes	6,058	7,418	12,713	13,429
Depreciation, depletion, and amortization	46,286	42,966	97,552	75,516
Impairment of proved oil and natural gas properties	—	—	251,347	—
General and administrative	14,377	11,372	28,888	22,112
Accretion of asset retirement obligations	1,686	1,400	3,320	2,791
(Gain) loss on commodity derivatives	61,403	138,346	(84,056)	185,112
Other, net	(943)	—	(943)	(12)

Total costs and expenses	183,335	237,501	412,523	371,125

Operating income (loss)	(85,197)	(93,293)	(221,567)	(110,032)
Other income (expense):
Interest expense, net	(27,910)	(18,037)	(56,728)	(34,115)
Other income (expense)	124	—	284	—

Total other income (expense)	(27,786)	(18,037)	(56,444)	(34,115)

Income (loss) before income taxes	(112,983)	(111,330)	(278,011)	(144,147)
Income tax benefit (expense)	(876)	(310)	1,494	(385)

Net income (loss)	$(113,859)	$(111,640)	$(276,517)	$(144,532)
Net income (loss) attributable to previous owners	—	2,566	(2,268)	3,731
Net income (loss) attributable to noncontrolling interest	65	(12)	224	43

Net income (loss) attributable to all partners	$(113,924)	$(114,194)	$(274,473)	$(148,306)

Net income (loss) attributable to Memorial Production Partners LP	$(113,924)	$(111,628)	$(276,741)	$(144,575)
Net income (loss) attributable to previous owners	—	(2,566)	2,268	(3,731)
Net income (loss) allocated to general partner and NGP IDRs	62	74	172	68

Limited partners’ interest in net income (loss)	$(113,862)	$(114,120)	$(274,301)	$(148,238)

Earnings per unit:
Basic and diluted earnings per limited partner unit	$(1.36)	$(1.86)	$(3.26)	$(2.42)

Cash distribution declared per unit	$0.55	$0.55	$1.10	$1.10

Weighted average number of limited partner units outstanding	83,902	61,464	84,119	61,358

Oil and natural gas revenue:
Oil sales	$52,815	$62,373	$97,068	$105,119
NGL sales	11,213	19,515	23,336	36,794
Natural gas sales	33,193	60,982	68,766	116,934

Total oil and natural gas revenue	$97,221	$142,870	$189,170	$258,847

Production volumes:
Oil (MBbls)	1,014	632	2,035	1,095
NGLs (MBbls)	692	617	1,391	1,109
Natural gas (MMcf)	12,322	12,968	24,703	24,052

Total (MMcfe)	22,548	20,457	45,246	37,272

Average net production (MMcfe/d)	247.8	224.8	250.0	205.9

Average sales price (excluding commodity derivatives):
Oil (per Bbl)	$52.09	$98.76	$47.70	$96.02
NGL (per Bbl)	16.20	31.65	16.78	33.19
Natural gas (per Mcf)	2.69	4.70	2.78	4.86

Total per (Mcfe)	$4.31	$6.98	$4.18	$6.94

Average unit costs per Mcfe:
Lease operating expense	$1.99	$1.35	$1.89	$1.55
Gathering, processing and transportation	$0.40	$0.37	$0.38	$0.35
Production and ad valorem taxes	$0.27	$0.36	$0.28	$0.36
General and administrative expenses	$0.64	$0.56	$0.64	$0.59
Depletion, depreciation, and amortization	$2.05	$2.10	$2.16	$2.03

Selected Financial Data – Unaudited

Balance Sheet Data

(In thousands)

	June 30, 2015	December 31, 2014
Balance Sheet Data:
Total current assets	$251,057	$307,106
Oil and natural gas properties, net	2,265,256	2,470,332
Total assets	2,934,433	3,189,760
Total current liabilities	147,575	154,391
Long-term debt	1,823,650	1,595,413
Total liabilities	2,093,218	1,893,446
Total partners’ equity	835,431	1,290,754
Total noncontrolling interest	5,784	5,560

Memorial Production Partners LP

Reconciliation of Unaudited GAAP

Financial Measures to Non-GAAP

Financial Measures

Adjusted EBITDA

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Calculation of Adjusted EBITDA:
Net income (loss)	$(113,859)	$(111,640)	$(276,517)	$(144,532)
Interest expense, net	27,910	18,037	56,728	34,115
Income tax expense (benefit)	876	310	(1,494)	385
Depreciation, depletion and amortization	46,286	42,966	97,552	75,516
Impairment of oil and gas properties	—	—	251,347	—
Accretion of asset retirement obligations	1,686	1,400	3,320	2,791
(Gain) loss on commodity derivatives	61,403	138,346	(84,056)	185,112
Cash settlements on expired commodity derivatives	54,351	(7,906)	114,475	(15,875)
Acquisition related expenses	297	1,093	1,596	2,987
Unit-based compensation expense	2,565	1,665	4,906	2,960
Provision for environmental remediation	—	—	—	2,852
Exploration costs	32	204	122	210
Loss on settlement of AROs	1,328	—	1,328	—

Adjusted EBITDA	$82,875	$84,475	$169,307	$146,521

Reconciliation of Net Cash from Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$39,755	$57,510	$111,718	$112,315
Changes in working capital	13,864	9,129	2,138	(3,145)
Interest expense, net	27,910	18,037	56,728	34,115
Gain (loss) on interest rate derivatives	(644)	(776)	(3,085)	(1,091)
Cash settlements paid (received) on interest rate derivatives	1,272	512	2,160	643
Amortization of deferred financing fees	(1,256)	(862)	(3,116)	(1,701)
Amortization of premium/(discount)	(605)	(372)	(1,204)	(739)
Exploration costs	32	204	122	210
Provision for environmental remediation	—	—	—	2,852
Plugging and abandonment costs	2,108	—	2,108	—
Acquisition related expenses	297	1,093	1,596	2,987
Income tax expense – current portion	142	—	142	75

Adjusted EBITDA	$82,875	$84,475	$169,307	$146,521

Memorial Production Partners LP

Reconciliation of Unaudited GAAP

Financial Measures to Non-GAAP

Financial Measures

Distributable Cash Flow

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Calculation of Adjusted EBITDA:
Net income (loss)	$(113,859)	$(111,640)	$(276,517)	$(144,532)
Interest expense, net	27,910	18,037	56,728	34,115
Income tax expense (benefit)	876	310	(1,494)	385
Depreciation, depletion and amortization	46,286	42,966	97,552	75,516
Impairment of oil and gas properties	—	—	251,347	—
Accretion of asset retirement obligations	1,686	1,400	3,320	2,791
(Gain) loss on commodity derivatives	61,403	138,346	(84,056)	185,112
Cash settlements on expired commodity derivatives	54,351	(7,906)	114,475	(15,875)
Acquisition related expenses	297	1,093	1,596	2,987
Unit-based compensation expense	2,565	1,665	4,906	2,960
Provision for environmental remediation	—	—	—	2,852
Exploration costs	32	204	122	210
Loss on settlement of AROs	1,328	—	1,328	—

Adjusted EBITDA	$82,875	$84,475	$169,307	$146,521
Less: Cash interest expense	27,085	16,538	53,091	31,282
Less: Est. Maintenance Capital Exp.	26,538	21,375	53,076	38,167
Less: Adjusted EBITDA prior to effective date	—	10,720	—	17,724

Total Distributable cash flow	$29,252	$35,842	$63,140	$59,348
Less: Distribution to GP	75	63	150	117
Less: Distribution to NGP	27	24	55	54

Distributable cash flow available to Limited Partners	$29,150	$35,755	$62,935	$59,177

Cash distribution to limited partners	$45,608	$39,461	$91,818	$73,149

Distribution coverage ratio	0.64x	0.91x	0.69x	0.81x

2015 Adjusted EBITDA and Distributable Cash Flow Guidance Reconciliation Table

Memorial Production Partners LP

2015 Adjusted EBITDA Guidance

(In millions)

Mid-Point For Year Ended December 31, 2015
Calculation of Adjusted EBITDA:
Net income	$33
Interest expense	108
Depletion, depreciation, and amortization	203

Adjusted EBITDA	$344

Reconciliation of Net Cash From Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$236
Changes in working capital	—
Interest expense	108

Adjusted EBITDA	$344

Reconciliation of Adjusted EBITDA to Distributable Cash Flow:
Adjusted EBITDA	$344
Cash Interest Expense	(108)
Estimated maintenance capital expenditures	(106)

Distributable Cash Flow	$130

Contact

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com